CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 24 to The Guardian Separate Account B registration statement on Form S-6 (the "Registration Statement") of our report dated February 20, 2001, relating to the financial statements of The Guardian Separate Account B and our report dated February 15, 2001, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial and Actuarial Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
April 20, 2001